Exhibit 99.1

R&G Financial Announces Settlement of Class Action and

Shareholder Derivative Litigation

San Juan, Puerto Rico, March 3, 2008— R&G Financial Corporation (the “Company”) today announced that it has reached an agreement in principle to settle all claims with the lead plaintiffs in a shareholder class action originally filed in 2005. Under the terms of the settlement, which is subject to notice being provided to the class and final approval by the United States District Court for the Southern District of New York, the Company and the other settling defendants will pay the plaintiffs an aggregate of $39 million.

The Company also announced today that it has reached an agreement in principle to settle all claims in the shareholder derivative litigation filed against the Company in 2005. The derivative settlement is also subject to notice and approval from the United States District Court for the Southern District of New York.

In connection with these settlements, the Company agreed to certain corporate governance enhancements which will, among other things, impose additional director independence requirements. As part of the global settlement, the Company will pay approximately $29 million and the Company’s insurers and certain individual defendants will pay an aggregate of approximately $11 million.

“I am pleased with the settlement that we reached with the plaintiffs,” said Rolando Rodriguez, President and Chief Executive Officer of the Company. “Today is another significant step in our efforts to fully address our pending legal and regulatory matters.”

The Company had been in discussions, led by a mediator, with the lead plaintiffs and the derivative plaintiffs regarding a settlement.